Calculation of Filing Fee Tables
S-8
SURF AIR MOBILITY INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value of $0.0001	457(a)	3,654,101	$ 1.15	$ 4,202,216.15	0.0001381	$ 580.33
2	Equity	Common Stock, par value of $0.0001	457(a)	114,285	$ 0.98	$ 111,999.30	0.0001381	$ 15.47
Total Offering Amounts:						$ 4,314,215.45		$ 595.80
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 595.80
Offering Note
[1]	(1) This Registration Statement covers, in addition to the number of shares of Surf Air Mobility Inc., a Delaware corporation (the Company), common stock, par value $0.0001 per share (the Common Stock), stated above, pursuant to Rule 416 under the Securities Act of 1933, as amended (the Securities Act), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Surf Air Mobility Inc. Amended and Restated 2023 Equity Incentive Plan (the 2023 Plan) as a result of one or more adjustments under the 2023 Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions. The Amount Registered represents 3,654,101 shares of Common Stock added to the 2023 Plan on January 1, 2026 as a result of the evergreen provision therein. The Proposed Maximum Offering Price Per Unit and the Maximum Aggregate Offering Price are estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, and based on the average of the high and low sales price of the Common Stock, as quoted on the New York Stock Exchange on April 27, 2026.

[2]	(2) This Registration Statement covers, in addition to the number of shares of Common Stock stated above, pursuant to Rule 416 under the Securities Act, an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Surf Air Mobility Inc. Employee Stock Purchase Plan (the ESPP) as a result of one or more adjustments under the ESPP to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions. The Amount Registered represents 114,285 shares of Common Stock added to the ESPP on January 1, 2026 as a result of the evergreen provision therein. The Proposed Maximum Offering Price Per Unit and the Maximum Aggregate Offering Price are estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, and based on a 15% discount from the average of the high and low sales price of the Common Stock, as quoted on the New York Stock Exchange on April 27, 2026, such discount representing the maximum permissible discount offered pursuant to the ESPP.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources